Exhibit 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Kaneb Services, Inc.

We consent to the incorporation by reference in registration statements numbers 333-60195, 333-22109, 333-14071, 333-14069, 333-14067, 333-08727, 333-08725,
333-08723,  33-58981,  33-54027 and 33-41295 on Form S-8 of Kaneb Services, Inc.
of our report dated February 25, 2000, except as to Note 1, which is as of February 7, 2001, relating to the consolidated balance sheets of Kaneb Services, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended, and related schedules, which report is included on page F-1 of this Form 10-K/A. Our report contains an explanatory paragraph referring to the Company's restatement of its 1999 consolidated financial statements and financial statement Schedule I.




KPMG LLP
Dallas, Texas
February 8, 2001